Exhibit 10.1

AMENDMENT NO. 1 TO LOAN AGREEMENT

This AMENDMENT NO. 1 TO LOAN AGREEMENT (this “Agreement”) dated as of July 10, 2025, is made by and among BGTF LT Aggregator LP (“Brookfield”), LanzaTech NZ, Inc., a Delaware corporation (the “Company”), LanzaTech, Inc., a Delaware corporation (the “Guarantor”), and LanzaTech Global, Inc., a Delaware corporation (f/k/a/ AMCI Acquisition Corp. II) (the “Borrower” and together with the Company and the Guarantor, collectively, the “LanzaTech Parties”).

WHEREAS, Brookfield, the Company, the Guarantor and the Borrower are party to that certain Loan Agreement, dated as of February 14, 2025 (the “Loan Agreement” and the Loan Agreement as amended by this Agreement, the “Amended Loan Agreement”).

WHEREAS, as of the date hereof, the principal amount plus accrued interest is $49,051,703.

WHEREAS, the Borrower (a) issued an aggregate of 20,000,000 shares of preferred stock, designated as “Series A Convertible Senior Preferred Stock,” par value $0.0001 per share (the “Series A Preferred Stock”), pursuant to (i) that certain Series A Convertible Senior Preferred Stock Purchase Agreement, dated May 7, 2025, by and among the Company and each of the “Purchasers” signatory thereto from time to time (as amended by that certain Amendment No. 1 to the Series A Convertible Senior Preferred Stock Purchase Agreement, dated as of June 2, 2025, and as further amended, restated, amended and restated, modified or otherwise supplemented from time to time, the “Series A SPA”), and (ii) that certain Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock of LanzaTech Global, Inc., filed with the Delaware Secretary of State on June 2, 2025 (as amended, restated, amended and restated, modified or otherwise supplemented from time to time, the “COD”), and (b) consummated the transactions contemplated by the Series A SPA and the COD (collectively, the “Series A Transactions”).

WHEREAS, Brookfield, the Company, the Guarantor and the Borrower entered into that certain Consent and Waiver, dated as of June 2, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Consent and Waiver”).

WHEREAS, pursuant to the Consent and Waiver, Brookfield has consented to make certain modifications to the Loan Agreement as set forth herein, and Brookfield, the Company, the Guarantor and the Borrower each desire to amend the Loan Agreement on the terms and conditions set forth herein.

NOW THEREFORE, pursuant to Section 18 of the Loan Agreement and in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions. Except as otherwise defined in this Agreement, capitalized terms used in the Amended Loan Agreement are used herein as defined in the Loan Agreement.

Section 2. Amendments. Subject to the satisfaction of the conditions precedent specified in Section 4 below, effective as of the Amendment No. 1 Effective Date (as defined below), the Loan Agreement is hereby amended as follows:

(a)       Section 4 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“The outstanding principal amount of the Loan, together with accrued interest, shall be due and payable upon the earliest to occur of (x) 11:59 p.m. (New York time) on December 3, 2029, (y) the date of consummation of a Change of Control where the buyer actually or constructively terminates Brookfield under the Framework Agreement and (z) a breach by the Borrower, the Company or the Guarantor of any provision of this Loan Agreement that remains uncured for a period of ten (10) calendar days from the earlier of notice to or knowledge by the Borrower of such breach (such date, the “Maturity Date”); provided that the interest due and payable on the Maturity Date shall include interest accrued through and including the Maturity Date, regardless of the time on such date that the payment is made.

“Change of Control” shall mean (a) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Borrower having the right to vote for the election of members of the board of directors of the Borrower (the “Board”), (b) any reorganization, merger or consolidation of the Borrower, other than a transaction or series of related transactions in which the holders of the voting securities of the Borrower outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Borrower or such other surviving or resulting parent entity, or (c) a sale, lease or other disposition of all or substantially all of the assets of the Borrower.”

(b)       Section 5 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(a) From and after the date of this Loan Agreement to and including October 3, 2027, for each $50,000,000 of aggregate Equity Funding (as defined in the Framework Agreement) required for Qualifying Projects (as defined in this Section 5(a)), as determined in accordance with the Framework Agreement, $5,000,000 of the principal amount of the Loan shall be deemed to have been repaid; provided that the Equity Funding for each such Project (as defined in the Framework Agreement) shall accrue as of (i) for Approved Projects (as defined in the Framework Agreement), the closing of the Acquisition (as defined in the Framework Agreement) of each such Approved Project, and (ii) for Eligible Projects (as defined in the Framework Agreement) with respect to which Brookfield has or is deemed to have delivered a Rejection Notice (as defined in the Framework Agreement) to the Guarantor, the delivery or deemed delivery by Brookfield of a Rejection Notice to the Guarantor with respect to each such Eligible Project. “Qualifying Project”

means any Approved Project acquired by Brookfield or any Eligible Project with respect to which Brookfield has or is deemed to have delivered a Rejection Notice to the Guarantor; and

(b)       From and after October 4, 2027 to and including December 3, 2029, for each $50,000,000 of aggregate Equity Funding (as defined in the Framework Agreement) required for an Approved Project (as defined in the Framework Agreement) acquired by Brookfield, as determined in accordance with the Framework Agreement, $5,000,000 of the principal amount of the Loan shall be deemed to have been repaid; provided that the Equity Funding for each such Project (as defined in the Framework Agreement) shall accrue as of the closing of the Acquisition (as defined in the Framework Agreement) of each such Approved Project.”

(c)       Section 6 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(a) From and after the date of this Loan Agreement through and including October 3, 2027 (the “PIK Interest Period”), interest shall accrue on the unpaid principal balance of the Loan at the rate of eight percent (8%) per annum, compounded annually, and shall be capitalized and added to the outstanding principal amount of the Loan;

(b)       From and after October 4, 2027 through and including December 3, 2028, interest shall accrue on the unpaid principal balance of the Loan on a daily basis at the rate of eight percent (8%) per annum, and such interest shall be payable in cash on the last business day of each fiscal quarter commencing on the first such date to occur after October 4, 2027 and on December 3, 2028; and

(c)       From and after December 4, 2028 through and including December 3, 2029, interest shall accrue on the unpaid principal balance of the Loan on a daily basis at the rate of twelve percent (12%) per annum, and such interest shall be payable in cash on the last business day of each fiscal quarter commencing on the first such date to occur after December 4, 2028 and on December 3, 2029;

Interest payable pursuant to this Section 4 shall be computed on a basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and the actual days elapsed in the applicable period during which it accrues.”

(d)       Section 8 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“8. Certain Defined Terms.

“Amendment No. 1” means the Amendment No. 1 to Loan Agreement, dated as of July 10, 2025, by and among Brookfield, the Company, the Guarantor and the Borrower.

“Amendment No. 1 Effective Date” means the Amendment No. 1 Effective Date, as defined in Amendment No. 1.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as now and hereafter in effect, or any successor statute.

“COD” means that certain Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock of LanzaTech Global, Inc., filed with the Delaware Secretary of State on June 2, 2025, as amended, restated, amended and restated, modified or otherwise supplemented from time to time.

“Consent and Waiver” means that certain Consent and Waiver, dated as of June 2, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) by and among Brookfield, the Company, the Guarantor and the Borrower.

“In-Court Restructuring” means a chapter 11 plan that (a) provides for (i) amounts owed under the Loan Agreement to be unimpaired (as defined in section 1124 of the Bankruptcy Code) in the same principal amount outstanding as of the commencement of such bankruptcy proceeding, plus any accrued but unpaid interest, fees, or other amounts arising under the Loan Agreement in accordance with its terms (including, for the avoidance of doubt, any terms set forth in Amendment No. 1) (the “Surviving Brookfield Debt”), (ii) the distribution of 100% of the equity in the reorganized Borrower (together with its direct and indirect subsidiaries, the “Reorganized Company”) to certain holders of Promissory Notes (as defined in the COD as in effect on the Amendment No. 1 Effective Date) or the Series A Preferred Stock, as applicable, on account of their claims and/or interests thereunder and (iii) the cancellation of the existing equity interests in the Borrower and (b) does not provide for the Reorganized Company to have any funded debt other than (i) the Surviving Brookfield Debt and (ii) if applicable, exit financing in an aggregate principal amount as may be agreed by Brookfield (not to be unreasonably withheld, conditioned or delayed), the proceeds of which are used to repay any debtor-in-possession financing incurred in connection with any chapter 11 case of the LanzaTech Parties.

“LanzaTech Parties” means, collectively, the Borrower, the Company and the Guarantor.

“Operative Condition” means either

(i)             (x) a Subsequent Financing or an Other Financing (as each term is defined in the COD as in effect on the Amendment No. 1 Effective Date) has been consummated and (y) either (A) all outstanding Series A Preferred Stock has been converted into shares of Common Stock (as defined in the COD as in effect on the Amendment No. 1 Effective Date) of the Borrower or (B) the intercreditor agreement between Brookfield and LanzaTech Global SPV, LLC is in effect providing that any right of payment of LanzaTech Global SPV, LLC (and/or its permitted assignees) in connection with (i) a redemption of Series A Preferred Stock using cash from the Company’s balance sheet, (ii) a Promissory Note (as defined in the COD as in effect on the Amendment No. 1 Effective Date) or (iii) any other indebtedness incurred through an exchange of Series A Preferred Stock, shall, in each case of the foregoing clauses (i)-(iii), be subordinated to all of Brookfield’s right of payment to the Loan and the guarantees thereof; or

(ii)            an In-Court Restructuring has been completed.

“Series A SPA” means that certain Series A Convertible Senior Preferred Stock Purchase Agreement, dated May 7, 2025, by and among the Company and each of the “Purchasers” signatory thereto from time to time (as amended by that certain Amendment No. 1 to the Series A Convertible Senior Preferred Stock Purchase Agreement, dated as of June 2, 2025, and as further amended, restated, amended and restated, modified or otherwise supplemented from time to time), pursuant to which the Borrower issued an aggregate of 20,000,000 shares of preferred stock, designated as “Series A Convertible Senior Preferred Stock,” par value $0.0001 per share (the “Series A Preferred Stock”).

(e)        Section 15 of the Loan Agreement is hereby amended to add the following text at the end thereof:

“As of July 10, 2025, Brookfield represents, warrants and agrees that, to Brookfield's knowledge, there is no claim, suit, action, proceeding, arbitration, complaint, charge or investigation (each, a "Claim") pending, or, to Brookfield's knowledge, any basis for any Claim, in any such case that could entitle Brookfield to indemnification or expense reimbursement under this Section 15. Brookfield also agrees that (i) to the extent that Brookfield has breached the representation and warranty in the immediately preceding sentence, Brookfield shall not make any claim for indemnification or expense reimbursement against the Borrower under this Section 15 in respect of any such Claims and (ii) it will not seek reimbursement under this Section 15 for any expenses arising out of its negotiations and proposals in respect of one or more potential transactions with Guarantor evaluated on or prior to May 7, 2025 (it being understood that the Borrower is not hereby agreeing to the appropriateness of any such potential reimbursement).”

Section 3. Representations and Warranties.

(a)       Each of the Borrower, the Company and the Guarantor represents and warrants to Brookfield that, after giving effect to the Consent and Waiver and the terms of this Agreement, the representations and warranties set forth in Section 13(a) of the Loan Agreement are true, complete and correct in all material respects on the date hereof as if made on and as of the date hereof and as if each reference to “this Loan Agreement” in Section 13(a) of the Loan Agreement referred to the Amended Loan Agreement.

(b) Brookfield represents and warrants to each of the Borrower, the Company and the Guarantor that, after giving effect to the terms of this Agreement, the representations and warranties set forth in Section 13(b) of the Loan Agreement are true, complete and correct in all material respects on the date hereof as if made on and as of the date hereof and as if each reference to “this Loan Agreement” in Section 13(b) of the Loan Agreement referred to the Amended Loan Agreement.

Section 4. Conditions Precedent. The amendments set forth in Section 2 hereof shall become effective upon satisfaction of the following conditions (the date of satisfaction or waiver of the following conditions, the “Amendment No. 1 Effective Date”):

(a)       Execution. (i) Brookfield (or its counsel) shall have received counterparts of this Agreement executed by the Borrower, the Company and the Guarantor and (ii) the

Borrower, the Company and the Guarantor (or their respective counsel) shall have received counterparts of this Agreement executed by Brookfield; and

(b)        Payment of Fees and Expenses. Brookfield shall have received reimbursement or payment of all reasonable and documented costs and expenses (including the reasonable and documented fees and disbursements of counsel to Brookfield) required to be reimbursed or paid by the LanzaTech Parties pursuant to the Consent and Waiver.

Notwithstanding anything to the contrary herein, in the event an Operative Condition has not be satisfied by October 3, 2027, the amendments set forth in Sections 2(a)-2(d) of this Agreement shall be null and void and shall be of no further force or effect and the terms of the Loan Agreement shall remain unamended thereby.

Section 5. No Novation or Mutual Departure. Each of Brookfield, the Borrower, the Company and the Guarantor expressly acknowledges and agrees that there has not been, and this Agreement does not constitute or establish, a novation with respect to the Loan Agreement, or a mutual departure from the strict terms, provisions, and conditions thereof, other than with respect to the amendments contained in Section 2 hereof. Except as otherwise expressed herein, the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Brookfield under the Amended Loan Agreement, nor constitute a waiver of any provision of the Amended Loan Agreement. This Agreement shall not constitute a course of dealing between the LanzaTech Parties, on the one hand, and Brookfield, on the other hand, at variance with the Amended Loan Agreement such as to require further notice by Brookfield to require strict compliance with the terms of the Amended Loan Agreement in the future, except as expressly set forth herein.

Section 6. Confirmation. Each of the Borrower, the Company and the Guarantor hereby confirms its obligations, including, with respect to the Guarantor, its guarantee obligations, under the Amended Loan Agreement as of the date hereof. Each party, by its execution of this Agreement, hereby confirms that the obligations under the Amended Loan Agreement shall remain in full force and effect as of the date hereof.

Section 7. Miscellaneous.

(a)       This Agreement shall be limited as written and nothing herein shall be deemed to constitute an amendment or waiver of any other term, provision or condition of the Amended Loan Agreement in any other instance than as expressly set forth herein or prejudice any right or remedy that Brookfield may now have or may in the future have under the Amended Loan Agreement. This Agreement and the Amended Loan Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of a counterpart by electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

(b)       THIS Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, notwithstanding its conflict of laws principles or any other rule, regulation or principle that would result in the application of any other state’s law.

(c)        This Agreement may be executed in counterparts, each of which shall constitute an original and all of which when taken together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile. Any facsimile signatures have the same legal effect as manual signatures.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

LANZATECH GLOBAL, INC., as the Borrower

By:	/s/ Jennifer Holmgren
Name: Jennifer Holmgren Title: Chief Executive Officer

LANZATECH, INC.

By:	/s/ Jennifer Holmgren
Name: Jennifer Holmgren Title: Chief Executive Officer

LANZATECH NZ, INC.

By:	/s/ Jennifer Holmgren
Name: Jennifer Holmgren Title: Chief Executive Officer

[Signature Page to Amendment No.1 to Loan Agreement]

BGTF LT AGGREGATOR LP

By:	/s/ James Bodi
Name: James Bodi Title: Director

[Signature Page to Amendment No.1 to Loan Agreement]